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                                                                      EXHIBIT 99

                  [ENTRAVISION COMMUNICATIONS CORPORATION LOGO]

FOR IMMEDIATE RELEASE
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                 UNIVISION EXECUTIVES STEP DOWN FROM ENTRAVISION
                 COMMUNICATIONS CORPORATION BOARD OF DIRECTORS

                    -No impact on Univision Ownership Stake-

     Santa Monica, California, August 6, 2002 - Entravision Communications Corporation (NYSE: EVC) announced today that Andrew Hobson and Michael Wortsman have stepped down from Entravision's Board of Directors. Messrs. Hobson and Wortsman, both serving on Entravision's Board as representatives of Univision Communications Inc. (NYSE: UVN), have resigned to avoid any potential conflict of interest arising out of Univision's pending acquisition of Hispanic Broadcasting Corporation.

     Walter Ulloa, Chairman and Chief Executive Officer of Entravision, commented, "This is a decision that serves the best interests of both companies and we are grateful for the service that Andy and Mike have provided our company. Going forward, our affiliate relationship with Univision remains solid. With our exclusive 25 year affiliation agreements and base of 22 Univision and 15 Telefutura television affiliates, Entravision is a critical part of the Univision affiliate group. We look forward to continuing to work with Univision in providing our markets with the nation's top-rated Spanish-language television programming."

     A. Jerrold Perenchio, Chairman and Chief Executive Officer of Univision, said, "Entravision is a strong affiliate partner that is committed to providing the highest quality news and entertainment content to Spanish speaking audiences in the nation's fastest growing Hispanic markets. As our largest affiliate owner, Entravision will continue to be instrumental in the success of both of our networks. While we will step down from the Board, we will maintain our equity interest in the company."

     Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio, outdoor and publishing operations to reach approximately 80% of Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision's Telefutura network, with stations in 21 of the nation's top-50 Hispanic markets. The company also operates one of the nation's largest centrally programmed Spanish-language radio networks, which serves 25 markets via 54 owned and/or operated radio stations. The company's outdoor operations consist of approximately 11,200 advertising faces concentrated primarily in Los Angeles and New York, and the company's publishing operations consist of El Diario/la Prensa in New York, the nation's oldest major Spanish-language daily newspaper. Entravision shares of Class A Common Stock are traded in the New York Stock Exchange under the symbol: EVC.

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Contact:
Investors                                                                    Press
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
Jeanette Tully                              Mike Smargiassi                  Kim Holt
Chief Financial Officer                     Brainerd Communicators, Inc.     Brainerd Communicators, Inc.
Entravision Communications Corporation      212-986-6667                     212-986-6667
310-447-3874
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